PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-293717

TRINITY BIOTECH PLC

Secondary offering of up to
35,282,966 American Depositary Shares
representing
705,659,320 Ordinary Shares

On February 24, 2026, Trinity Biotech PLC (the “Company”) entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”) with YA II PN, LTD. (the “Investor”), pursuant to which the Company may, at its option, sell to the Investor up to $25 million in aggregate gross purchase price (the “Commitment Amount”) of American Depositary Shares (“ADSs”), each representing 20 Class A Ordinary Shares of the Company, with a nominal value of $0.0001 per share (the “ordinary shares”). In consideration for entering into the Purchase Agreement, the Company paid the Investor a structuring fee of $35,000 and has agreed to cause the depositary of the ADSs to deliver 175,537 ADSs (the “Commitment ADS”) to the Investor. The ADSs that may be sold to the Investor pursuant to the Purchase Agreement will be sold at a price per ADS equal to (a) in the event the Company elects a three Trading Day (as defined in the Purchase Agreement) pricing period, 0.97 multiplied by the lowest daily volume-weighted average price (“VWAP”) of the ADSs during that pricing period, and (b) in the event the Company elects a one Trading Day pricing period, 0.95 multiplied by the VWAP of the ADSs during the pricing period. The Investor is also referred to herein as the “Selling Securityholder.”

This prospectus, and the registration statement of which it forms a part, as they may be amended or supplemented from time to time, relate to the offer and resale by the Selling Securityholder from time to time of the ordinary shares represented by up to 35,282,966 ADSs, including the 175,537 Commitment ADSs and up to 35,107,429 ADSs issuable pursuant to the Purchase Agreement for an aggregate purchase price of up to $25 million.

ADSs representing our ordinary shares are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “TRIB.”  On March 3, 2026, the closing price of an ADS on Nasdaq was $0.69.   The Selling Securityholder may sell the ADSs offered by it as described in this Prospectus from time to time. We will not receive any proceeds from the sale of ADSs by the Selling Securityholder. We will bear all costs, expenses and fees in connection with the registration of ordinary shares represented by the Selling Securityholder’s ADSs. The Selling Securityholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholder in disposing of their ordinary shares.

INVESTING IN THE ADSs INVOLVES A HIGH DEGREE OF RISK.  BEFORE BUYING ANY SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 4, 2026.

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Unless expressly stated otherwise, in this prospectus, references to “we”, “us” or “Trinity Biotech” shall mean Trinity Biotech plc and its world-wide subsidiaries, collectively.  References to the “Company” shall mean Trinity Biotech plc. All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “Euro” or “€” are to European Union Euro.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation and you should not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council; or (ii) the European Union (Prospectus) Regulations of Ireland 2019; or (iii) the Public Offers and Admissions to Trading Regulations 2024 of the United Kingdom. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to European prospectus law or the UK prospectus law. This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state or the United Kingdom will be made pursuant to an exemption under European prospectus law and the UK prospectus law from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such an offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation. This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the European Prospectus Regulation, or the UK prospectus law, as applicable. Any representation to the contrary is a criminal offense.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may include forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipate,” “estimate,” “plan,” “project,” “potential,” “predict” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “should,” “will,” “would,” “could” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements about:

•	the development of future products;
•	the potential attributes and benefit of our products and their competitive position;
•	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our products;
•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;
•	statements of our plans and objectives;
•	our ability to acquire or in-license new product candidates;
•	potential strategic relationships;
•	the duration of our patent portfolio;
•	the capabilities of our business operations;
•	expected future economic performance;
•	competition in our market; and
•	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our substantial indebtedness, which could impair our flexibility and access to capital and adversely affect our financial position;
•	our ability to generate or raise sufficient funds to repay our debt as it becomes due and to continue as a going concern;
•	pandemics or other public health emergencies, including ongoing effects of the COVID-19 pandemic;
•
the occurrence of hostilities and political instability, including hostilities between Russia and Ukraine and between Hamas and Israel, and resulting volatility and other effects on global economic conditions;

•	changes in customer demand;
•	our ability to successfully develop and commercialize new products, including our new biosensor related products, including our continuous glucose monitoring (“CGM”) product;

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that are incorporated by reference in this prospectus. Unless otherwise indicated herein or the context otherwise requires, the terms “Trinity Biotech,” the “Company,” “we,” “us” “our” refer to Trinity Biotech plc and its consolidated subsidiaries.

Our Company

We are a commercial stage biotechnology company focused on diabetes management solutions and human diagnostics, including wearable biosensors. We develop, acquire, manufacture and market diagnostic systems, including both reagents and instrumentation, for the point-of-care and clinical laboratory segments of the diagnostic market. The products are used to detect infectious diseases and to quantify the level of Haemoglobin A1c and other chemistry parameters in serum, plasma and whole blood. We intend to develop a range of biosensor devices and related services, starting with a continuous glucose monitoring product.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports of Foreign Private Issuer on Form 6-K, to the extent that they are incorporated herein by reference.

Corporate Information

Trinity Biotech plc was incorporated as a private limited company registered in Ireland in January 1992 and subsequently re-registered as a public limited company (“plc”) in July 1992. We commenced operations in 1992 and, in October 1992, completed an initial public offering of our securities in the United States. Our principal offices are located at IDA Business Park, Bray, County Wicklow, Ireland and our telephone number is +353 1276 9800. Our North American headquarters is based at 2823 Girts Rd., Jamestown, NY 14701, United States. Our website is www.trinitybiotech.com. The information on our website is not incorporated by reference herein.

Recent Developments

Committed Equity Financing

On February 24, 2026, the Company entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”) with YA II PN, LTD. (the “Investor”), pursuant to which the Company may, at its option, sell to the Investor up to $25 million in aggregate gross purchase price (the “Commitment Amount”) of ADSs. Subject to certain limitations and conditions set forth in the Purchase Agreement, ADSs may be sold to the Investor at our discretion from time to time over a period commencing on the date on which all of the conditions to our right to commence sales of ADSs set forth in the Purchase Agreement are satisfied until the earlier of (i) February 24, 2029, and (ii) the date the Investor has purchased the total Commitment Amount under the Purchase Agreement, such period being the “Commitment Period.”

From time to time, and at our sole discretion, we may present the Investor with Advance Notices (as defined in the Purchase Agreement) to purchase our ADS. The ADSs will be sold pursuant to an Advance Notice and the Purchase Agreement at a price per ADS equal to (a) in the event the Company elects a three Trading Day (as defined in the Purchase Agreement) pricing period, 0.97 multiplied by the lowest daily volume-weighted average price (“VWAP”) of the ADSs during that pricing period, and (b) in the event the Company elects a one Trading Day pricing period, 0.95 multiplied by the VWAP of the ADSs during the pricing period.

In consideration for entering into the Purchase Agreement, we paid the Investor a structuring fee of $35,000 and agreed to instruct the depositary of the ADSs to deliver 175,537 ADSs (the “Commitment ADS”) to the Investor as a commitment fee.

Under the Purchase Agreement, the maximum number of ADSs we may elect to sell pursuant to an Advance Notice may not exceed the greater of (i) 100% of the average of the reported daily trading volume of our ADSs on our principal trading market during the five consecutive Trading Days immediately preceding that Advance Notice or (ii) 250,000, unless otherwise mutually agreed in writing. Purchases pursuant to an Advance Notice electing a single day pricing period are also subject to a Volume Threshold (as defined in the Purchase Agreement) which, if not met, may result in a reduction to the number of ADSs to be purchased to 30% of that days’ trading volume.

The Purchase Agreement also prohibits us from directing the Investor to purchase ADSs if those ADSs, when aggregated with all other ADSs or ordinary shares then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 4.99% of our then-outstanding ordinary shares.

The Purchase Agreement also requires the Company to prepare and file a registration statement with the Securities and Exchange Commission (the “Commission”) to register the resale of the Commitment ADSs and purchase ADSs to maintain the effectiveness of such registration statement to be eligible to effect sales to the Investor under the Purchase Agreement.

This description of Purchase Agreement is a summary only, and is qualified in its entirety by reference to the full text of the agreements, a copy of which is filed as Exhibit 10.21 hereto.

Credit Agreement and Perceptive Conversion Documents

On December 22, 2025, Perceptive Credit Holdings III, L.P. (“PCH III”), the Company and the other parties to the Company’s Sixth Amended and Restated Credit Agreement, as amended, entered into a second amendment to the Sixth Amended and Restated Credit Agreement (the “Second Amendment” and, together with the Sixth Amended and Restated Credit Agreement, the “Credit Agreement”), which provided for, among other things, an additional $5,000,000 of term loan borrowing (the “Additional Term Loan”) and that the Company issue to PCH III a convertible promissory note in the amount of $96,161,421.33 (the “Convertible Note”) evidencing the outstanding obligations under the Credit Agreement as of that date. Up to $60,000,000 of the aggregate principal amount of the Convertible Note (the “Conversion Note Obligations”) is convertible (at the holder’s election) into ADSs at a conversion price of 97% of the VWAP of the ADSs at the time of each such conversion, subject to a floor price of $1.03 (the “Conversion Price”) and the Beneficial Ownership Cap (as defined below).

In addition, on December 22, 2025, the Company, TRIB Biosensors Inc. (“TRIB B”) and Perceptive Credit Holdings II, L.P. (“PCH II”) entered into a conversion rights agreement (the “Conversion Rights Agreement” and, together with the Convertible Note, the “Perceptive Conversion Documents”), pursuant to which the Company, TRIB B and PCH II agreed to permit a $5,000,000 payment obligation of TRIB B owed to PCH II in connection with the Company’s acquisition of continuous glucose monitor (CGM) assets from Waveform Technologies Inc. (the “Milestone Payment Obligation”) to be satisfied, at PCH II’s election, by converting that obligation (in whole or in part) into ADSs of the Company from time to time at the Conversion Price at the time of each such conversion. The Conversion Rights Agreement also provided for the termination of TRIB B’s contingent payment obligation in connection with the Waveform acquisition of up to $15,000,000 in exchange for TRIB B’s agreement to pay $7,500,000 to PCH II, and the parties’ agreement to permit that obligation to be satisfied (in whole or in part), at PCH II’s election, by converting such obligation into ADSs of the Company at the Conversion Price at the time of each conversion. The payment obligations under the Conversion Rights Agreement are referred to herein as the Conversion Rights Obligations and, together with the Conversion Note Obligations, the “Perceptive Conversion Obligations”.

Each of the Perceptive Conversion Documents restricts the conversion thereof to the extent that, upon such conversion, the number of the Company’s ordinary shares then beneficially owned by the holder and its “Attribution Parties” (as defined in the Perceptive Conversion Documents), including its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group,” would exceed 9.9% of the total number of ordinary shares then outstanding (the “Beneficial Ownership Cap”).

In connection with the Perceptive Conversion Documents, the Company also entered into a Registration Rights Agreement with Perceptive that provides for the registration of the ADSs and ordinary shares issuable upon conversion of the Perceptive Conversion Documents.

The foregoing summaries of the Credit Agreement, Convertible Note, Conversion Rights Agreement and Registration Rights Agreement are general descriptions only, do not purport to be complete, and are qualified in their entirety by reference to the agreements filed as exhibits to the registration statement of which this prospectus forms a part.

Change in Nominal Value and Authorized Share Capital

At the annual general meeting of the Company’s shareholders held on September 30, 2025, shareholders approved resolutions to, among other things, reduce nominal value of the ordinary shares from $0.0109 per share to $0.0001 per share, and approved an increase in the Company’s authorized share capital to 16,654,000,000 ordinary shares.

THE OFFERING

ADSs offered by the Selling Securityholder	35,282,966 ADSs (each ADS represents 20 ordinary shares).

Ordinary shares outstanding before the sale by the Selling Securityholder	377,917,380 ordinary shares, including the ordinary shares represented by the Commitment ADSs.

Ordinary shares outstanding after sale by the Selling Securityholder
1,080,065,960 ordinary shares, including the ordinary shares represented by the Commitment ADSs and assuming the sale and issuance of 702,148,580 additional ordinary shares to the Selling Securityholder pursuant to the Purchase Agreement (based on an assumed price of $0.7121 per ADS, which is the last reported sales price of our ADSs on Nasdaq on February 20, 2026).

Purchase Price of ADSs under the Purchase Agreement
Under the Purchase Agreement, the Selling Securityholder will pay to us a purchase price per ADS equal to (a) in the event we elect a three Trading Day (as defined in the Purchase Agreement) pricing period, 0.97 multiplied by the lowest daily volume-weighted average price (“VWAP”) of the ADSs during that pricing period, and (b) in the event we elect a one Trading Day pricing period, 0.95 multiplied by the VWAP of the ADSs during the pricing period.

Use of proceeds
We will not receive any proceeds from the sale of the ADSs offered hereby. However, we may receive gross proceeds of up to $25 million from the sale of the ADSs that we elect to make to the Selling Securityholder under the Purchase Agreement, if any, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of ADSs we sell under the Purchase Agreement and market prices at the times of such sales. We will not receive any cash proceeds from the issuance of the Commitment ADS to the Selling Securityholder under the Purchase Agreement. We intend to use any proceeds from the Selling Securityholder that we receive under the Purchase Agreement for operating expenses, working capital, strategic and general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for more information.

Nasdaq symbol	“TRIB”

Risk Factors
Prospective investors should carefully consider the Risk Factors beginning on page 5 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ADSs offered hereby.

The number of ordinary shares that are and will be outstanding is based on 374,406,640 ordinary shares outstanding as of February 22, 2026, and excludes, as of that date, the following:

•	47,396,672 ordinary shares issuable upon exercise of outstanding stock options at exercise prices that range from US$0.12 to US$1.10 per share;

•	66,200,000 ordinary shares represented by ADSs issuable upon the exercise of outstanding warrants;

•	24,691,358 ordinary shares represented by ADSs issuable upon conversion of the $20 million convertible note held by MiCo IVD Holdings, LLC (“MiCo”) with an ADS conversion price of $16.20 per ADS; and

•	up to 1,407,567,000 ordinary shares represented by ADSs issuable upon conversion of the Perceptive Conversion Obligations.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the Commission, as revised or supplemented by our reports subsequently filed after the date hereof with the Commission and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

We have incurred substantial debt, which could impair our flexibility and access to capital and adversely affect our financial position.

As of December 31, 2025, we had total indebtedness of approximately US$134.58 million, consisting of outstanding principal and accrued interest under the Credit Agreement, the Milestone Payment Obligation and other obligations under the Conversion Rights Agreement, the MiCo Convertible Note and a residual amount owing for an exchangeable note which was almost completely retired in 2022. Those indebtedness amounts are presented at gross value, which may differ from the IFRS carrying value due to IFRS accounting rules.  The term loan under the Credit Agreement, which is repayable in January 2027, had a principal outstanding amount of US$100.82 million as of December 31, 2025, excluding interest payments payable for the months of December 2025 and January 2026 that we agreed, under the Second Amendment, would be paid-in-kind on the applicable payment date by increasing the outstanding principal amount of the term loan.

As a result of the debt we have incurred, we may need to raise capital in one or more debt or equity offerings to satisfy or refinance our obligations, as well as to fund our operations. There can be no assurance, however, that we will be successful in raising the necessary capital or that any such offering will be available to us on terms acceptable to us, or at all. If we are unable to raise additional capital that may be needed on terms in sufficient amounts or on terms acceptable to us, it could have a material adverse effect on our company and we may have to significantly delay, scale back or discontinue our deliveries under our outstanding customer purchase orders or the development or commercialization of one or more of our products or one or more of our other research and development initiatives, sell assets and/or cease trading.

Our debt may:

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our ability to use our cash flow or obtain additional financing for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	result in dilution to our existing shareholders in the event we issue equity to fund our debt obligations;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

To the extent we are unable to repay our debt as it becomes due with cash on hand or from other sources, we will need to refinance our debt, sell assets or repay the debt with the proceeds from equity offerings in order to continue in business. Additional indebtedness or equity financing may not be available to us in the future for the refinancing or repayment of existing debt, or if available, such additional debt or equity financing may not be available on a timely basis, or on terms acceptable to us and within the limitations specified in our then existing debt instruments. In addition, in the event we decide to sell additional assets, we can provide no assurance as to the timing of any asset sales or the proceeds that could be realized by us from any such asset sale. Our ability to obtain additional funding may determine our ability to continue as a going concern.

The Nasdaq Global Select Market imposes listing standards on our ADSs that we may not be able to fulfill in the future, thereby leading to a possible delisting of our ADSs.

As a listed Nasdaq Global Select Market company, we are subject to various listing standards.  There can be no assurance that we will be able to meet all of the criteria necessary for Nasdaq to allow our ADSs to remain listed.

On February 11, 2026, we received a notice from the Listing Qualifications Department of Nasdaq (the “Staff”) notifying us that for the preceding 30 consecutive business days, the ADSs did not maintain a minimum closing bid price of $1.00 (the “Minimum Bid Price”) per ADS, as required by Nasdaq Listing Rule 5450(a)(1). On February 19, 2026, we received a letter from the Staff notifying us that we are not in compliance with the minimum market value of publicly held shares (“MVPHS”) requirement in Nasdaq Listing Rule 5450(b), requiring that listed securities maintain a minimum MVPHS of $15 million, based on the Staff’s review of the Company’s MVPHS for the prior 30 consecutive business days.

In accordance with the Nasdaq Listing Rules, we have 180 calendar days from the respective date of each deficiency notice, or until August 10, 2026, in the case of the Minimum Bid Price requirement, and until August 18, 2026, in the case of the MVPHS requirement, to regain compliance.

To regain compliance with the Minimum Bid Price requirement, the closing bid price of the Company’s ADSs must meet or exceed $1.00 for at least ten consecutive business days during the 180-calendar day cure period. In the event the Company does not regain compliance with the Minimum Bid Price Requirement in that period, we may be eligible for an additional 180 calendar day grace period if we meet the continued listing requirement for MVPHS and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price and provide written notice to the Staff of our intention to cure the deficiency during the second compliance period. However, if it appears to the Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice to us that our ADSs will be subject to delisting.

To regain compliance with the MVPHS requirement, the Company’s MVPHS must exceed $15 million for a minimum of ten consecutive business days. If the Company does not regain compliance with the minimum MVPHS requirement by August 18. 2026, Nasdaq will provide written notification to the Company that its ADSs are subject to delisting. At that time, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules; however, there can be no assurance that the Company will satisfy the minimum MVPHS requirement or that any such appeal would be successful.

We also received deficiency letters from Nasdaq in 2025 and 2023 relating to compliance with the Minimum Bid Price Requirement and the minimum market value of publicly held shares (“MVPHS”) requirement of the Nasdaq Listing Rules. Although Nasdaq subsequently determined that we had regained compliance, it did not preclude Nasdaq from monitoring our continued compliance and issuing the more recent deficiency letter regarding our current compliance with the Minimum Bid Price requirement.

If our ADSs are ultimately delisted from Nasdaq and we are unable to successfully transfer the listing of our ADSs to The Nasdaq Capital Market, our ADSs would likely then trade only in the over-the-counter market and the market liquidity of our ADSs could be adversely affected and their market price could decrease. If our ADSs were to trade on the over-the-counter market, selling our ADSs could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for our Company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for our ADSs and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

Risks Related to the Offering

It is not possible to predict the actual number of ADSs we will sell to the Selling Securityholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

Subject to certain conditions in the Purchase Agreement, the ADSs that may be issued under the Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time.

Although we generally have the right to control the timing and amount of any sales of our ADSs to the Selling Securityholder under the Purchase Agreement, our determination to make the sales will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Securityholder all or some of the maximum amount of ADSs we are permitted by the Purchase Agreement to sell, or we may decide to sell no additional ADSs under the Purchase Agreement. The number of our ADSs ultimately offered for sale by the Selling Securityholder under this prospectus is dependent upon the number of ADSs, if any, we ultimately sell to the Selling Securityholder under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ADSs could cause substantial dilution to our shareholders.

Because the purchase price per ADS to be paid by the Selling Securityholder for the ADSs that we may elect to sell to under the Purchase Agreement, if any, will fluctuate based on the market prices of our ADSs, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ADSs that we will sell to the Selling Securityholder under the Purchase Agreement, the purchase price per ADS that the Selling Securityholder will pay for those ADSs, or the aggregate gross proceeds that we will receive from those purchases, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of ADSs sold to the Selling Securityholder. If and when we do elect to sell ADSs to the Selling Securityholder pursuant to the Purchase Agreement, after the Selling Securityholder has acquired such ADSs, the Selling Securityholder may resell all, some or none of such ADSs at any time or from time to time in its discretion and at different prices. As a result, investors who purchase ADSs from the Selling Securityholder in this offering at different times will likely pay different prices for those ADSs, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the ADSs they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their ADSs in this offering.

Sales of our ADSs to the Selling Securityholder may cause substantial dilution to our existing shareholders, the sale of the ADS acquired by the Selling Securityholder could cause the price of our ADSs to decline, and the actual number of ADSs we will sell under the Purchase Agreement, at any one time or in total, is uncertain.

This prospectus relates to the resale by the Selling Securityholder from time to time of an aggregate amount of up to $25,000,000 of ADSs that we may sell to the Selling Securityholder from time to time prior to February 24, 2029. The number of ADSs ultimately offered for sale by the Selling Securityholder under this prospectus is dependent upon the number of ADSs we elect to sell to the Selling Securityholder under the Purchase Agreement. See “Prospectus Summary – Recent Developments - Committed Equity Financing” for more information about the Purchase Agreement.

Depending upon market liquidity at the time, sales of ADSs under the Purchase Agreement may cause the trading price of our ADSs to decline. After the Selling Securityholder has acquired ADSs under the Purchase Agreement, it may sell all, some or none of those ADSs. Sales to the Selling Securityholder by us pursuant to the Purchase Agreement may result in substantial dilution to the interests of other holders of our ADSs and ordinary shares. The sale of a substantial number of ADSs by the Selling Securityholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our ADSs to the Selling Securityholder, and the Purchase Agreement may be terminated by us at any time at our discretion without penalty.

The extent to which we rely on the Selling Securityholder as a source of funding will depend on a number of factors, including the prevailing market price of our ADSs and the extent to which we are able to secure working capital from other sources.

Future sales of ADS or other securities, or exercise or conversion of outstanding convertible instruments, might result in significant dilution and could cause the price of our ADSs to decline.

To raise capital, we may sell our ADS, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. Moreover, we have already issued a substantial number of warrants and other convertible instruments, including warrants for the exercise of up to 66,200,000 ordinary shares, and up to 1,407,767,000 ordinary shares represented by ADSs issuable pursuant to the Perceptive Conversion Documents. Any exercise or conversion of outstanding warrants and other convertible instruments, or sales of additional shares, will dilute our shareholders.

Sales of a substantial number of ADS in the public market, including resales by holders of our warrants and other convertible instruments, or the perception that these sales might occur, could depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ADSs.

USE OF PROCEEDS

This prospectus relates to shares of ADSs that may be offered and sold from time to time by the Selling Securityholder. We will not receive any proceeds from the sale of ADSs by the Selling Securityholder.

We may receive up to $25 million in gross proceeds from the sale of the ADSs that we elect to make to the Selling Securityholder pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of ADSs that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the trading price of our ADSs, among other factors. We currently intend to use any proceeds from the Selling Securityholder that we receive under the Purchase Agreement, if any, for operating expenses, working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our ADSs pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.

The Selling Securityholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholder in disposing of the ADSs. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares represented by the ADSs covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the Selling Securityholder and our independent registered public accountants.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2025, as derived from our condensed consolidated balance sheet as of September 30, 2025, which was prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the audited condensed consolidated interim financial statements for the year ended December 31, 2024 and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization and indebtedness:

•	on an actual basis; and
•
on an as adjusted basis, to give effect to an additional $2,000,000 million of term loan borrowing in October 2025 and the capitalization of paid-in-kind interest payments due in August 2025, September 2025, October 2025 and November 2025 pursuant to the First Amendment to the Credit Agreement, and an additional $5,000,000 million of term loan borrowing and the capitalization of paid-in-kind interest payments due in December 2025 and January 2026, pursuant to the Second Amendment to the Credit Agreement, each presented on a gross-value basis, as if they each had occurred on September 30, 2025.

	September 30, 2025
(All figures in thousands of U.S. dollars, except for share amounts)	Actual	As Adjusted
Cash and cash equivalents	1,341	8,341
Debt
Exchangeable Notes	210	210
MiCo Convertible Note	16,091	16,091
Senior Secured Term Loan	88,686	99,912
Total debt	104,987	116,213
Equity
Ordinary Shares, par value $0.0001 per share	40	40
Share Premium	63,845	63,845
Treasury shares	(24,922)	(24,922)
Equity component of MiCo Convertible Note	6,709	6,709
Reserves	(1,660)	(1,660)
Accumulated deficit	(98,727)	(98,727)
Total shareholders’ equity	(54,715)	(54,715)
Total capitalization	50,272	61,498

The number of ordinary shares in the table above excludes the following:

•	48,396,672 ordinary shares issuable upon exercise of outstanding stock options at exercise prices that range from US$0.12 to US$1.10 per ordinary share;
•	66,200,000 ordinary shares represented by ADSs issuable upon the exercise of the Warrants;
•
24,691,358 ordinary shares represented by ADSs issuable upon conversion of the $20 million convertible note held by MiCo with an ADS conversion price of $16.20 per ADS (the “MiCo Convertible Note”); and

•	up to 1,407,767,000 ordinary shares represented by ADSs issuable upon conversion of the Perceptive Conversion Obligations.

SELLING SECURITYHOLDER

This prospectus relates to the offer and sale by YA II PN, LTD. of up to 35,107,429 of ADSs that have been and may be issued by us to YA II PN, LTD. under the Purchase Agreement.

We are registering the ordinary shares represented by the ADSs referred to in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with YA II PN, LTD. on February 24, 2026 in order to permit the Selling Securityholder to offer the ordinary shares represented by the ADSs referred to in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth elsewhere in this prospectus, YA II PN, LTD. has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means YA II PN, LTD. LLC.

The table below presents information regarding the Selling Securityholder and our ordinary shares represented by ADSs that may be resold by the Selling Securityholder from time to time under this prospectus.  This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of February 24, 2026.  The number of shares in the column “Maximum Number of Shares to be Offered Pursuant to this Prospectus” represents all of our ordinary shares represented by ADSs being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the ADSs being offered for resale in this offering.  We do not know how long the Selling Securityholder will hold the ADSs before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our ordinary shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act, and includes the ordinary shares with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of our ordinary shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 386,962,242 our ordinary shares outstanding on February 22, 2026. Because the purchase price to be paid by the Selling Securityholder for our ADSs, if any, that we may elect to sell to the Selling Securityholder from time to time under the Purchase Agreement will be determined at the end of the applicable pricing therefor, the actual number of our ADSs that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of ADSs being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of our ADSs being offered for resale pursuant to this prospectus.

Name of Selling Securityholder	Number of Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares (represented by ADSs) to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering(2)
	Number(1)	Percent		Number	Percent
YA II PN, LTD.(3)	3,510,740	*	702,148,580	--	--
 ________
*   Less than 1.0%

(1)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ordinary shares beneficially owned prior to the offering all of the ordinary shares represented by ADSs that YA II PN, LTD. may be required to purchase under the Purchase Agreement, because the issuance of such ADSs is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA II PN, LTD.’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of the ADSs under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any ADSs to YA II PN, LTD. to the extent such ADSs, when aggregated with all other shares then beneficially owned by YA II PN, LTD., would cause YA II PN, LTD.’s beneficial ownership of ordinary shares to exceed the 4.99% Beneficial Ownership Limitation.

(2)	Assumes the sale of all the ADSs being offered for resale pursuant to this prospectus.

(3)
YA II PN, Ltd. is a Cayman Island exempt company. All investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION

On February 24, 2026, we entered into the Purchase Agreement with the Selling Securityholder. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Selling Securityholder is committed to purchase up to $25 million in ADSs during the Commitment Period. From time to time, and at our sole discretion, we may present the Selling Securityholder with Advance Notices (as defined in the Purchase Agreement) to purchase our ADSs. The ADSs would be purchased pursuant to the Purchase Agreement at a price per ADS equal to (a) in the event we elect a three Trading Day (as defined in the Purchase Agreement) pricing period, 0.97 multiplied by the lowest daily volume-weighted average price (“VWAP”) of the ADSs during that pricing period, and (b) in the event we elect a one Trading Day pricing period, 0.95 multiplied by the VWAP of the ADSs during the pricing period as set forth in the Purchase Agreement.

The ADSs offered by this prospectus are being offered by the Selling Securityholder. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to the Selling Securityholder.

It is possible that our ADSs may be sold from time to time by the Selling Securityholder in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	to a broker-dealer as principal and resale by the broker-dealer for its account;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	a combination of any such methods of sale.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Though we have been advised by the Selling Securityholder and the Selling Securityholder represents in the Purchase Agreement, that the Selling Securityholder is purchasing the our shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act or any other applicable securities laws, the Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of our shares by the Selling Securityholder and any discounts, commissions or concessions received by the Selling Securityholder are deemed to be underwriting discounts and commissions under the Securities Act.

Based on the information provided to us by the Selling Securityholder, (a) the Selling Securityholder is not a registered broker-dealer, (b) the Selling Securityholder is affiliated with a registered broker-dealer, (iii) the Selling Securityholder acquired the securities in the ordinary course of business and had no agreement or understanding, directly or indirectly, with any person to distribute such securities, and (iv) the Selling Securityholder may affect resales through its broker-dealer affiliate, which may receive customary commissions and fees.

The Selling Securityholder has informed us that it intends to use one or more registered broker-dealers, which may include an affiliate of the Selling Securityholder, to effectuate all sales, if any, of our shares that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer including any affiliate of the Selling Securityholder may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Securityholder has informed us that each such broker-dealer may receive commissions from the Selling Securityholder for executing such sales for the Selling Securityholder and, if so, such commissions will not exceed customary brokerage commissions. Any affiliated broker-dealer that may participate in the distribution of shares pursuant to this prospectus will do so in compliance with the provisions of Regulation M under the Exchange Act, and, to the extent applicable, FINRA Rule 5121.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ADSs covered by this prospectus by the Selling Securityholder. We estimate that our total expenses for the offering will be approximately $50,000. As consideration for its irrevocable commitment to purchase our ADSs under the Purchase Agreement, we agreed to pay a commitment fee to the Selling Securityholder, payable by the issuance of 175,537 ADSs. We also paid a $35,000 structuring fee to an affiliate of the Selling Securityholder in connection with entry into the Purchase Agreement.

We also agreed to pay Lucid Capital Markets (“Lucid”) a cash fee of 3.75% of the gross proceeds received from each sale that we elect to make pursuant to the Purchase Agreement. We also agreed to reimburse Lucid for its reasonable and documented out-of-pocket costs and expenses in connection with the offering.

This offering will terminate on the date that all ADSs offered by this prospectus have been sold by the Selling Securityholder.

ADSs representing our ordinary shares are currently listed on Nasdaq under the symbol “TRIB”.

DESCRIPTION OF OUR ADSs

The primary trading market for our ADSs is the Nasdaq Global Select Market, where our ADSs are listed and traded under the symbol “TRIB”. The ratio of ADSs to underlying ordinary shares is 1 ADS : 20 ordinary shares. The Bank of New York Mellon is the depositary for the ADSs pursuant to the deposit agreement filed with the Commission on January 15, 2004 as an exhibit to our Form F-6, registration no. 333-111946.

Descriptions of our ordinary shares and ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2024, which descriptions are incorporated herein by reference.

TAXATION

A description of taxation affecting our ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2024, which description is incorporated herein by reference.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; Newark, Delaware 19711. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

EXPENSES

The following is a statement of the expenses to be incurred by us in connection with the registration of the securities under the registration statement of which this prospectus is a part, all of which will be borne by us. All amounts shown are estimates except for the Commission registration fee.

Commission registration fee	$3,537.49
EDGAR and printing fees	$2,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Miscellaneous	$4,462.51
Total	$50,000

LEGAL MATTERS

The validity of the securities offered by this prospectus and other legal matters concerning this offering relating to Irish law has been passed upon for us by Matheson LLP. Certain legal matters with respect to U.S. federal law and New York law in connection with this offering will be passed upon for us by Carter Ledyard & Milburn LLP.

EXPERTS

The audited consolidated financial statements of Trinity Biotech plc incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part have been so incorporated by reference in reliance upon the report of Grant Thornton, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

The Statement of Assets Acquired and Liabilities Assumed with respect to the asset acquisition from Waveform Technologies, Inc. incorporated by reference to the Report on Form 6-K filed with the Commission on April 30, 2024 have been so incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part in reliance upon the report of Grant Thornton upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement and certain other filings made with the Securities and Exchange Commission on our website at www.trinitybiotech.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including Annual Reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Ireland, filed with and made public by any stock exchange or distributed by us to our shareholders.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act. On December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-22320).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●	Our Annual Report on Form 20-F for the fiscal year ended on December 31, 2024, filed with the SEC on May 16, 2025 (the “Annual Report”).
●
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) filed with the SEC on  June 24, 2025, July 1, 2025, July 24, August 8, 2025, August 12, 2025, August 15, 2025, August 20, 2025, September 2, 2025, September 8, 2025, September 30, 2025, October 23, 2025, November 18, 2025; November 21, 2025, December 18, 2025, December 23, 2025, December 23, 2025, December 23, 2025, February 13, 2026, February 20, 2026 and February 25, 2026.

●	The description of our ADSs contained in the Annual Report.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Trinity Biotech plc, IDA Business Park, Bray, County Wicklow, Ireland, Attn: Corporate Secretary, telephone number +(353) 1 276 9800. You may also obtain information about us by visiting our website at www.trinitybiotech.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

We are an Irish company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Irish experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been advised by counsel that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be recognized or enforceable in Ireland.

A judgment of the U.S. courts will be enforced by the Irish courts, by way of separate action in Ireland, if the following general requirements are met: (i) the judgment is for a debt or a definite sum of money; (ii) the procedural rules of the U.S. court must have been observed and the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and (iii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. If the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements in certain circumstances, including: (a) if the judgment was impeached by fraud; (b) if the process and decision of the U.S. courts were contrary to natural or constitutional justice under the laws of Ireland and if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; or (c) if the judgment is contrary to Irish public policy or involves certain United States laws which will not be enforced in Ireland or constitute the enforcement of a judgment of a penal or taxation nature.  An application to the Irish courts for the enforcement in Ireland of a judgement of the U.S. courts which meets the above requirements may also be successfully opposed if it can be demonstrated that: (a) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules; (b) there is no practical benefit to the party in whose favor the foreign judgment is made in seeking to have that judgment enforced in Ireland, or (c) the judgment is not consistent with a judgment of an Irish court in respect of the same matter.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

TRINITY BIOTECH PLC

Secondary offering of up to
35,282,966 American Depositary Shares
representing
705,659,320 Ordinary Shares

PROSPECTUS

March 4, 2026